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Exhibit 21.1

SUBSIDIARIES OF ARES COMMERCIAL REAL ESTATE CORPORATION

Name	Jurisdiction
ACRC Holdings LLC	Delaware
ACRC Lender LLC	Delaware
ACRC Lender C LLC	Delaware
ACRC Lender One LLC	Delaware
ACRC Lender II LLC	Delaware
ACRC Lender III LLC	Delaware
ACRC Lender W LLC	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF ARES COMMERCIAL REAL ESTATE CORPORATION